EXHIBIT 4.2


                            REVOLVING PROMISSORY NOTE


$3,000,000.00                    Houston, Texas                November 10, 2004


         FOR VALUE RECEIVED, the undersigned, B&B ARMR CORPORATION, a Delaware corporation ("Maker"), hereby promises to pay to the order of BRIAR CAPITAL, L.P., a Texas limited partnership ("Lender"), at Lender's offices at 1500 City West Boulevard, Suite 225, Houston, Harris County, Texas 77042, in lawful money of the United States of America, the principal sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00), or so much thereof as may be advanced and outstanding hereunder. Maker promises to pay interest on the outstanding principal balance of this promissory note (this "Note") from day to day outstanding at a varying rate per annum which shall from day to day be equal to the lesser of (a) the Maximum Nonusurious Interest Rate or (b) the interest rate set forth in Section 2.02(a) of the Loan Agreement. The principal balance of this Note and all accrued interest hereon shall be due and payable as provided in the Loan Agreement. If an Event of Default has occurred, and during the continuance thereof, this Note will bear interest at the rate set forth in Section 2.02(b) of the Loan Agreement.

         As used in this Note, the term "Loan Agreement" shall mean that certain Loan Agreement dated of even date herewith between Maker and Lender, as the same may be amended, supplemented or modified from time to time. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Loan Agreement.

         This Note is secured as provided in the Loan Agreement. Reference is made to the Loan Agreement for additional provisions for the payment and prepayment of this Note and the acceleration of maturity of this Note.

         The unpaid principal balance hereof shall at no time exceed the sum of Three Million and No/100 Dollars ($3,000,000.00). Advances hereunder may be made by the holder hereof pursuant to the terms of the Loan Agreement. The unpaid principal balance of this Note at any time shall be the total amounts loaned or advanced hereunder by the holder hereof, less the amount of payments or prepayments of principal made hereon by or for the account of Maker. The Maker shall not make, and Lender shall not be required to accept, any prepayments hereon which would reduce the outstanding principal balance hereof below Five Hundred Thousand and No/100 Dollars ($500,000.00) at any time except in the case of payment in full upon maturity. All loans or advances and all payments or prepayments made hereunder on account of principal or interest may be evidenced by Lender, or any subsequent holder, maintaining in accordance with its usual practice an account or accounts evidencing the indebtedness of the Maker resulting from all loans or advances and all payments or prepayments hereunder from time to time and the amounts of principal and interest payable and paid from time to time hereunder, in which event, in any legal action or proceeding in respect of this Note, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of the obligations of the Maker therein recorded. In the event that the unpaid principal amount hereof at any time, for any reason, exceeds the maximum amount hereinabove specified, Maker covenants and agrees to pay the excess principal amount forthwith upon demand; such excess principal amount shall in all respects be deemed to be included among the loans or advances made pursuant to the other terms of this Note and shall bear interest at the rates hereinabove stated.



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         Notwithstanding   anything  to  the  contrary   contained   herein,  no
provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Nonusurious Interest Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Maker nor the sureties, guarantors, successors or assigns of Maker shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Nonusurious Interest Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Nonusurious Interest Rate, Maker and Lender, shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Nonusurious Interest Rate.

         If default occurs in the payment of principal or interest under this Note and during the continuance of such default, or upon the occurrence and during the continuance of any other Event of Default, the holder hereof may, at its option, (a) declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, (b) foreclose or otherwise enforce all liens or security interests securing payment hereof, or any part hereof, (c) offset against this Note any sum or sums owed by the holder hereof to Maker and
(d) take any and all other actions available to Lender under this Note, the Loan Agreement, the Security Instruments at law, in equity or otherwise. Failure of the holder hereof to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

         If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all costs, expenses, and fees incurred by the holder, including all reasonable attorneys' fees.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS NOTE IS PERFORMABLE IN HARRIS COUNTY, TEXAS.


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         Maker and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral
securing  this  Note,  or  to  grant  any  other   indulgences  or  forbearances
whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

         This Note shall be construed under and governed by the laws of the State of Texas and applicable federal law, but Texas Finance Code, Section
346.003 et seq. (which regulates certain revolving loan accounts and revolving triparty accounts) shall not apply to the loan evidenced by this Note.

         Unless changed in accordance with law, the applicable rate ceiling under Texas law shall be the indicated (weekly) rate ceiling from time to time in effect as provided in Texas Finance Code, Section 306.001 et seq.

         Wherefore, intending to be legally bound hereby, Maker has executed this Note.

                                            B&B ARMR CORPORATION,
                                            a Delaware corporation


                                            By: /S/ Peter Beare
                                                ---------------------
                                                Peter Beare, Chairman




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